Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                               TRANS ENERGY, INC.
                               ------------------
               (Exact name of issuer as specified in its charter)

                 Nevada                                    93-0997412
     -------------------------------                 ----------------------
     (State or other jurisdiction of                    (I.R.S. Employer
     incorporation or organization)                  Identification Number)

                210 Second Street, St. Marys, West Virginia 26170
               (Address of Principal Executive Offices) (Zip Code)

           A. Thomas Crompton Consulting Agreement - November 7, 2002
                            (Full title of the plan)

                               William F. Woodburn
                                210 Second Street
                         St. Marys, West Virginia 26170
                     (Name and address of agent for service)

                                 (304) 684-7053
          (Telphone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                                                   Proposed             Proposed
                                              Amount to             Maximum              Maximum            Amount of
           Title of Securities                    be            Offering Price          Aggregate         Registration
            to be Registered                  Registered           Per Share         Offering Price            Fee
Common Stock, par value $.001(1)              3,500,000         $.003 per Share         $ 10,500             $ 1.00
                                               Shares
=========================================  ================  ===================== ===================  =================
                                                                                       TOTAL FEE     $ 1.00

(1) Based upon 3,500,000 shares of common stock granted under the plan covered by this Registration Statement. The fee with respect to these share has been calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the last sale reported for the Issuer's common stock on a date within five (5) days prior to the date of filing this Registration Statement, as reported by The OTC Bulletin Board.

Part  II  -  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents are incorporated by reference in this Registration Statement by Trans Energy, Inc. (the "Company") and made a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

         (a) The Company's latest annual report on Form 10-KSB for the fiscal year ended December 31, 2001, which contains audited financial statements for the Company's fiscal year ended December 31, 2001.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in (a) above.

         (c) The description of the Company's common stock is contained in Amendment No. 5 to its Form 10-SB filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of up-dating such description.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interest of Named Experts and Counsel.

         Not applicable pursuant to the amount limitations set forth in instruction 1 to Item 509 of Regulation S-B.

Item 6.  Indemnification of Directors and Officers.

         As permitted by the provisions of the Nevada Revised Statutes (the "NRS"), the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of the Company and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

         The Company must indemnify a director, officer, employee or agent of the Company who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of the Company, against expenses actually and reasonably incurred by them in connection with the defense.

         The Company's Articles of Incorporation eliminate personal liability of directors, officers and stockholders of the Company for damages for breach of fiduciary duty, but do not eliminate the liability of a director or officer for
(a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions to stockholders in violation of the applicable statutes of the NRS.

         The Company may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

         The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the Company has the authority to indemnify them against such liability and expenses.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         (a) The following exhibits are filed with this Registration Statement:

Exhibit No.             Exhibit Name

  5.1        Opinion of Leonard E. Neilson, P.C.
 23.1        Consent of H J & Associates,  L.L.C.,  Independent Certified Public
             Accountants.
23.2        Consent of Leonard E. Neilson, P.C. (included in Exhibit 5.1).
 99(i)       A. Thomas Crompton Consulting Agreement - November 7, 2002.


Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration
                  Statement:

                  (i)      To  include  any   additional  or  changed   material
                           information on the plan of distribution;

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.





                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Marys, State of West Virginia, on this 13th day of February 2002.

                               TRANS ENERGY, INC.
                                  (REGISTRANT)



                    By:     /S/   ROBERT I. RICHARDS
                       ----------------------------------------------
                                  Robert I. Richards, President and
                                  Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                       Title                       Date
              ---------                                       -----                       ----
       /S/ ROBERT I. RICHARDS                     President, Chief Executive              February 13, 2003
-------------------------------------------
           Robert I. Richards                       Officer and Director
                                                   (Chief Financial Officer)

        /S/  LOREN E. BAGLEY                      Vice President and Director             February 13, 2003
-------------------------------------------      (Chief Financial Officer)
             Loren E. Bagley

      /S/  WILLIAM F. WOODBURN                    Secretary / Treasurer, and              February 13, 2003
-------------------------------------------       Director
           William F. Woodburn                   (Principal Accounting Officer)

                 /S/ JOHN B. SIMS                 Director                                February 13, 2003
---------------------------------------------------
                     John B. Sims